Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-255935 and 333-279797) on Form S-8 of our reports dated February 20, 2025, with respect to the consolidated financial statements of Frontier Communications Parent, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Dallas, Texas
February 20, 2025